DRAFT 2/8/06

MARINA MILE

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Second Amendment") is made this 8th day of February, 2006, by and between Marina Mile, LLC, a Delaware limited liability company, and BIR I, LLC, a Delaware limited liability company (collectively, "Seller"), and Metro Real Estate Group, Inc., a Florida corporation, or its assigns ("Buyer").

WHEREAS, Seller and Buyer entered into a Purchase and Sale Agreement dated as of January 3, 2006, as amended by First Amendment to Purchase and Sale Agreement dated January 31, 2006 (collectively, the “Agreement”), relating to the purchase of the Marina Mile Apartments located in Fort Lauderdale, Florida; and

WHEREAS, Seller and buyer mutually desire to amend the Agreement;

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer do hereby mutually agree to amend the Agreement as follows:

1.          Section 2.01 of the Agreement is amended to provide that the Purchase Price shall be Forty-Two Million and 00/100 Dollars ($42,000,000.00), subject to the prorations and adjustments as provided in the Agreement.

2.          Section 2.03(b) of the Agreement is amended to provide that the Additional Deposit shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

3.          Section 3 is amended by deleting Section 3 in its entirety and by substituting in lieu thereof the following new Section 3:

“Except as otherwise provided in this Agreement, the delivery of all documents necessary for the closing of this transaction pursuant to this Agreement (the “Closing”) shall take place in the offices of Escrow Agent or such other place as Seller and Buyer shall mutually agree, at 10:00 a.m. local time on March 31, 2006 (the “Original Closing Date”), or such earlier date or place as Buyer and Seller shall mutually agree in writing. Closing shall be conducted, via the mail, through a so-called “New York style” escrow administered by Escrow Agent. It is agreed that time is of the essence of this Agreement.

Buyer shall have a one-time right to extend (the “Extension Option”) the Original Closing Date to April 28, 2006 (the “Extended Closing Date”), provided Buyer sends Seller written notice on or prior to March 27, 2006 and delivers to Seller a non-refundable extension fee (the “Extension Fee”) in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00). Seller shall be entitled unconditionally to retain the Extension Fee whether or not Closing occurs in all cases excepting only in the event that Seller is in default pursuant to Section 12.02 of this Agreement. At the Closing, the Extension Fee shall not be credited against the balance of the

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Purchase Price owed by Buyer to Seller. (The Original Closing Date or the Extended Closing Date, as applicable, is referred to herein as the “Closing Date”).”

4.          Buyer acknowledges that Buyer has completed all of its inspection matters as provided in Section 6.01 of the Agreement, excluding only Buyer’s review of title, survey, zoning and environmental matters (the “TSZE Inspection Matters”), and that, except for the TSZE Inspection Matters, Buyer has approved or waived all of the matters which were, or could have been, the subject of Buyer's inspections. Buyer agrees that, except for the TSZE Inspection Matters, Buyer has no further right to terminate the Agreement pursuant to Sections 6.02 of the Agreement and, except as herein expressly provided, Buyer waives any and all other rights of Buyer to terminate this Agreement based on any inspection matters permitted under Sections 6.01 or 6.02 of the Agreement.

Notwithstanding anything set forth in this Paragraph 4 to the contrary, Section 6.02 of the Agreement shall be amended to extend the Inspection Period, but only with respect to the TSZE Inspection Matters, from February 15, 2006 to February 27, 2006 at 5:00 p.m. Boston time. If Buyer, in its sole discretion, determines that any TSZE Inspection Matter is not acceptable to Buyer, Buyer shall have the right to terminate this Agreement, in its sole discretion, by giving written notice of such determination to Seller on or prior to and including the final day of the Inspection Period, as extended herein, in which event the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in Section 6.02 shall no longer be applicable, Buyer shall be deemed to have waived its right to terminate under Section 6.02, Buyer shall be obligated to deposit the Additional Deposit and the Agreement shall continue in full force and effect.

5.          In all other respects, except as hereinabove amended and modified, all terms and conditions contained in the Agreement shall remain in full force and effect and continue to apply to and bind the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Purchase and Sale Agreement under seal as of the date first above written.

SELLER:

WITNESS:	MARINA MILE, LLC, a Delaware limited liability company

/s/ Elaine Doughty	By: /s/ Stephen C. Parthum
Stephen C. Parthum, Vice President

WITNESS:	BIR I, LLC, a Delaware limited liability company

/s/ Elaine Doughty	By: /s/ Stephen C. Parthum
Stephen C. Parthum, Vice President

BUYER:

WITNESS:	METRO REAL ESTATE GROUP, INC.,

a Florida corporation

/s/ Carminella Amenta	By: /s/ Daniel Schwartz
Name: Daniel Schwartz
Title: President

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